                                                                       EXHIBIT 2

THIRD QUARTER REPORT 2003
TRANSCANADA [18

                               CONSOLIDATED INCOME

(unaudited)                                                   Three months ended September 30       Nine months ended September 30
(millions of dollars except per share amounts)                    2003               2002               2003               2002
---------------------------------------------------------------------------   ---------------    ---------------    ---------------
REVENUES                                                          1,391              1,285              4,038              3,876

OPERATING EXPENSES
Cost of sales                                                       164                163                533                466
Other costs and expenses                                            439                386              1,248              1,123
Depreciation                                                        260                211                692                631
                                                                 ------             ------             ------             ------
                                                                    863                760              2,473              2,220
                                                                 ------             ------             ------             ------
OPERATING INCOME                                                    528                525              1,565              1,656

OTHER EXPENSES/(INCOME)
Financial charges                                                   210                213                619                652
Financial charges of joint ventures                                  18                 22                 63                 67
Equity income                                                       (67)                (8)              (151)               (26)
Interest and other income                                            (9)               (14)               (44)               (36)
                                                                 ------             ------             ------             ------
                                                                    152                213                487                657
                                                                 ------             ------             ------             ------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
   AND NON-CONTROLLING INTERESTS                                    376                312              1,078                999
INCOME TAXES - CURRENT AND FUTURE                                   164                123                427                389
NON-CONTROLLING INTERESTS
Preferred securities charges                                          8                  8                 26                 26
Preferred share dividends                                             6                  6                 17                 17
                                                                 ------             ------             ------             ------
NET INCOME FROM CONTINUING OPERATIONS                               198                175                608                567
NET INCOME FROM DISCONTINUED OPERATIONS                              50               --                   50               --
                                                                 ------             ------             ------             ------
NET INCOME                                                          248                175                658                567
                                                                 ------             ------             ------             ------
                                                                 ------             ------             ------             ------

NET INCOME PER SHARE
Continuing Operations                                            $ 0.41             $ 0.37             $ 1.26             $ 1.19
Discontinued Operations                                            0.10               --                 0.10               --
                                                                 ------             ------             ------             ------
                                                                 ------             ------             ------             ------
BASIC                                                            $ 0.51             $ 0.37             $ 1.36             $ 1.19
                                                                 ------             ------             ------             ------
                                                                 ------             ------             ------             ------

DILUTED                                                          $ 0.51             $ 0.36             $ 1.36             $ 1.18
                                                                 ------             ------             ------             ------
                                                                 ------             ------             ------             ------

AVERAGE SHARES OUTSTANDING - BASIC (millions)                     482.1              478.9              481.1              478.0
                                                                 ------             ------             ------             ------
                                                                 ------             ------             ------             ------
AVERAGE SHARES OUTSTANDING - DILUTED (millions)                   484.4              481.3              483.2              480.2
                                                                 ------             ------             ------             ------
                                                                 ------             ------             ------             ------

See accompanying Notes to the Consolidated Financial Statements.

THIRD QUARTER REPORT 2003
TRANSCANADA [19


                             CONSOLIDATED CASH FLOWS

(unaudited)                                                   Three months ended September 30     Nine months ended September 30
(millions of dollars)                                            2003               2002              2003               2002
---------------------------------------------------------------------------    ---------------  -----------------   ---------------
CASH GENERATED FROM OPERATIONS
Net income from continuing operations                                  198                175                608               567
Depreciation                                                           260                211                692               631
Future income taxes                                                    121                 71                248               180
Equity income in excess of distributions received                      (66)                (1)              (125)               (6)
Non-controlling interests                                               14                 14                 43                43
Other                                                                  (11)                (3)               (59)              (55)
                                                            ---------------    ---------------  -----------------   ---------------
Funds generated from continuing operations                             516                467              1,407             1,360
Decrease/(increase) in operating working capital                        67                (12)                83               (68)
                                                            ---------------    ---------------  -----------------   ---------------
Net cash provided by continuing operations                             583                455              1,490             1,292
Net cash provided by/(used in) discontinued operations                  67                (21)               (17)               30
                                                            ---------------    ---------------  -----------------   ---------------
                                                                       650                434              1,473             1,322
                                                            ---------------    ---------------  -----------------   ---------------
INVESTING ACTIVITIES
Capital expenditures                                                   (81)              (182)              (264)             (397)
Acquisitions, net of cash acquired                                    (135)               (19)              (547)              (19)
Disposition of assets                                                    -                  -                  5                 -
Deferred amounts and other                                            (168)                62               (238)              (12)
                                                            ---------------    ---------------  -----------------   ---------------
Net cash used in investing activities                                 (384)              (139)            (1,044)             (428)
                                                            ---------------    ---------------  -----------------   ---------------

FINANCING ACTIVITIES
Dividends and preferred securities charges                            (150)              (140)              (438)             (407)
Notes payable issued/(repaid), net                                     361                 12                279              (228)
Long-term debt issued                                                    -                  -                475                 -
Reduction of long-term debt                                           (327)              (114)              (386)             (230)
Non-recourse debt of joint ventures issued                              14                 19                 60                24
Reduction of non-recourse debt of joint ventures                        (7)                (9)               (55)              (51)
Redemption of junior subordinated debentures                          (218)                 -               (218)                -
Common shares issued                                                    11                 12                 49                43
                                                            ---------------    ---------------  -----------------   ---------------
Net cash used in financing activities                                 (316)              (220)              (234)             (849)
                                                            ---------------    ---------------  -----------------   ---------------

(DECREASE)/INCREASE IN CASH AND SHORT-TERM INVESTMENTS                 (50)                75                195                45

CASH AND SHORT-TERM INVESTMENTS
Beginning of period                                                    457                269                212               299
                                                            ---------------    ---------------  -----------------   ---------------
                                                            ---------------    ---------------  -----------------   ---------------

CASH AND SHORT-TERM INVESTMENTS
End of period                                                          407                344                407               344
                                                            ---------------    ---------------  -----------------   ---------------
                                                            ---------------    ---------------  -----------------   ---------------

SUPPLEMENTARY CASH FLOW INFORMATION
Income taxes paid                                                       68                 50                192               205
Interest paid                                                          186                217                618               639
                                                            ---------------    ---------------  -----------------   ---------------
                                                            ---------------    ---------------  -----------------   ---------------

See accompanying Notes to the Consolidated Financial Statements.

THIRD QUARTER REPORT 2003
TRANSCANADA [20

                           CONSOLIDATED BALANCE SHEET


                                                                           September 30, 2003            December 31,
(millions of dollars)                                                         (unaudited)                    2002
------------------------------------------------------------------------------------------------    -----------------------
ASSETS
CURRENT ASSETS
Cash and short-term investments                                                             407                        212
Accounts receivable                                                                         548                        691
Inventories                                                                                 174                        178
Other                                                                                        83                        102
                                                                         -----------------------    -----------------------
                                                                                          1,212                      1,183
LONG-TERM INVESTMENTS                                                                       792                        291
PLANT, PROPERTY AND EQUIPMENT                                                            17,076                     17,496
OTHER ASSETS                                                                              1,246                        946
                                                                         -----------------------    -----------------------
                                                                                         20,326                     19,916
                                                                         -----------------------    -----------------------
                                                                         -----------------------    -----------------------
------------------------------------------------------------------------------------------------    -----------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable                                                                               576                        297
Accounts payable                                                                            806                        902
Accrued interest                                                                            229                        227
Current portion of long-term debt                                                           526                        517
Current portion of non-recourse debt of joint ventures                                       20                         75
Provision for loss on discontinued operations                                               168                        234
                                                                         -----------------------    -----------------------
                                                                                          2,325                      2,252
DEFERRED AMOUNTS                                                                            424                        353
LONG-TERM DEBT                                                                            9,233                      8,815
FUTURE INCOME TAXES                                                                         434                        226
NON-RECOURSE DEBT OF JOINT VENTURES                                                         803                      1,222
JUNIOR SUBORDINATED DEBENTURES                                                               21                        238
                                                                         -----------------------    -----------------------
                                                                                         13,240                     13,106
                                                                         -----------------------    -----------------------
NON-CONTROLLING INTERESTS
Preferred securities of subsidiary                                                          673                        674
Preferred shares of subsidiary                                                              389                        389
                                                                         -----------------------    -----------------------
                                                                                          1,062                      1,063
                                                                         -----------------------    -----------------------
SHAREHOLDERS' EQUITY
Common shares                                                                             4,663                      4,614
Contributed surplus                                                                         267                        265
Retained earnings                                                                         1,123                        854
Foreign exchange adjustment                                                                 (29)                        14
                                                                         -----------------------    -----------------------
                                                                                          6,024                      5,747
                                                                         -----------------------    -----------------------
                                                                                         20,326                     19,916
                                                                         -----------------------    -----------------------
                                                                         -----------------------    -----------------------

See accompanying Notes to the Consolidated Financial Statements.

THIRD QUARTER REPORT 2003
TRANSCANADA [21

                         CONSOLIDATED RETAINED EARNINGS

(unaudited)                                                                                   Nine months ended September 30
(millions of dollars)                                                                             2003               2002
------------------------------------------------------------------------------------------------------------    ---------------
Balance at beginning of period                                                                          854                586
Net income                                                                                              658                567
Common share dividends                                                                                 (389)              (359)
                                                                                             ---------------    ---------------
                                                                                                      1,123                794
                                                                                             ---------------    ---------------
                                                                                             ---------------    ---------------

See accompanying Notes to the Consolidated Financial Statements.

THIRD QUARTER REPORT 2003
TRANSCANADA [22

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


1.       BASIS OF PRESENTATION

Pursuant to a plan of arrangement, effective May 15, 2003, common shares of TransCanada PipeLines Limited (TCPL) were exchanged on a one-to-one basis for common shares of TransCanada Corporation (TransCanada or the company). As a result, TCPL became a wholly-owned subsidiary of TransCanada. The consolidated financial statements for the nine months ended September 30, 2003 include the accounts of TransCanada and the consolidated accounts of all its subsidiaries, including TCPL. Comparative information for the nine months ended September 30, 2002 is that of TCPL and its wholly-owned subsidiaries at that time.

The financial statements of TransCanada have been prepared using the continuity of interests method of accounting. Accordingly, the financial statements of TransCanada on the effective date, on a consolidated basis, were in all material respects the same as those of TCPL immediately prior to the arrangement, except that the preferred securities and preferred shares of TCPL have been reflected as non-controlling interests in the consolidated financial statements of TransCanada. In addition, the distributions on the preferred securities and the dividends on the preferred shares have been reflected as non-controlling interest charges in determining the consolidated net income of TransCanada.

2.       SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of TransCanada have been prepared in accordance with Canadian generally accepted accounting principles. The accounting policies applied are consistent with those outlined in TCPL's annual financial statements for the year ended December 31, 2002. These consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. These consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the annual financial statements included in TransCanada PipeLines Limited's 2002 Annual Report. Amounts are stated in Canadian dollars unless otherwise indicated. Certain comparative figures have been reclassified to conform with the current period's presentation.

Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates

THIRD QUARTER REPORT 2003
TRANSCANADA [23

and assumptions. In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the company's significant accounting policies.

3.       SEGMENTED INFORMATION

                                                  TRANSMISSION               POWER           CORPORATE              TOTAL
------------------------------------------------------------------  -------------------- ------------------  -------------------
Three months ended September 30
(unaudited - millions of dollars)               2003       2002        2003      2002     2003      2002        2003      2002
------------------------------------------------------- ----------  --------- ---------- ------- ----------  --------- ---------
Revenues                                         1,070        971        321        314       -          -      1,391     1,285
Cost of sales                                        -          -       (164)      (163)      -          -       (164)     (163)
Other costs and expenses                          (339)      (301)       (99)       (81)     (1)        (4)      (439)     (386)
Depreciation                                      (240)      (196)       (19)       (15)     (1)         -       (260)     (211)
                                             ---------- ----------  --------- ---------- ------- ----------  --------- ---------
Operating income/(loss)                            491        474         39         55      (2)        (4)       528       525
Financial and non-controlling interest charges    (198)      (202)        (2)        (3)    (24)       (22)      (224)     (227)
Financial charges of joint ventures                (18)       (22)         -          -       -          -        (18)      (22)
Equity income                                       29          8         38          -       -          -         67         8
Interest and other income                            3          6          2          4       4          4          9        14
Income taxes                                      (147)      (110)       (27)       (21)     10          8       (164)     (123)
                                             ---------- ----------  --------- ---------- ------- ----------  --------- ---------
   Continuing Operations                           160        154         50         35     (12)       (14)       198       175
                                             ---------- ----------  --------- ---------- ------- ----------
                                             ---------- ----------  --------- ---------- ------- ----------
   Discontinued Operations                                                                                         50         -
                                                                                                             --------- ---------
NET INCOME                                                                                                        248       175
                                                                                                             --------- ---------
                                                                                                             --------- ---------


                                                  TRANSMISSION               POWER           CORPORATE              TOTAL
------------------------------------------------------------------  -------------------- ------------------  -------------------
Nine months ended September 30
(unaudited - millions of dollars)               2003       2002        2003      2002     2003      2002        2003      2002
------------------------------------------------------- ----------  --------- ---------- ------- ----------  --------- ---------
Revenues                                         2,974      2,914      1,064        962       -          -      4,038     3,876
Cost of sales                                        -          -       (533)      (466)      -          -       (533)     (466)
Other costs and expenses                          (944)      (847)      (299)      (268)     (5)        (8)    (1,248)   (1,123)
Depreciation                                      (629)      (586)       (62)       (45)     (1)         -       (692)     (631)
                                             ---------- ----------  --------- ---------- ------- ----------  --------- ---------
Operating income/(loss)                          1,401      1,481        170        183      (6)        (8)     1,565     1,656
Financial and non-controlling interest charges    (588)      (616)        (7)        (9)    (67)       (70)      (662)     (695)
Financial charges of joint ventures                (62)       (67)        (1)         -       -          -        (63)      (67)
Equity income                                       59         26         92          -       -          -        151        26
Interest and other income                           11         12         10         11      23         13         44        36
Income taxes                                      (359)      (345)       (88)       (69)     20         25       (427)     (389)
                                             ---------- ----------  --------- ---------- ------- ----------  --------- ---------
   Continuing Operations                           462        491        176        116     (30)       (40)       608       567
                                             ---------- ----------  --------- ---------- ------- ----------
                                             ---------- ----------  --------- ---------- ------- ----------
   Discontinued Operations                                                                                         50         -
                                                                                                             --------- ---------
NET INCOME                                                                                                        658       567
                                                                                                             --------- ---------
                                                                                                             --------- ---------

THIRD QUARTER REPORT 2003
TRANSCANADA [24

TOTAL ASSETS                                                  September 30, 2003       December 31,
(millions of dollars)                                             (unaudited)              2002
--------------------------------------------------------------------------------   ------------------
Transmission                                                             16,667               16,979
Power                                                                     2,675                2,292
Corporate                                                                   854                  457
                                                              ------------------   ------------------
Continuing Operations                                                    20,196               19,728
Discontinued Operations                                                     130                  188
                                                              ------------------   ------------------
                                                                         20,326               19,916
                                                              ------------------   ------------------
                                                              ------------------   ------------------

4.       JUNIOR SUBORDINATED DEBENTURES

On July 3, 2003, the company redeemed the US$160 million 8.75 per cent Junior Subordinated Debentures. Holders of these debentures received US$25.0122 per US$25.00 of the principal amount, which included accrued and unpaid interest to the redemption date, without premium or penalty.

5.       RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

The following represents the significant changes to the company's risk management and financial instruments since December 31, 2002.

FOREIGN INVESTMENTS

At September 30, 2003 and December 31, 2002, the company had foreign currency denominated assets and liabilities which created an exposure to changes in exchange rates. The company uses foreign currency derivatives to hedge this net exposure on an after-tax basis. The company's portfolio of foreign investment derivatives is comprised of contracts for periods up to four years. The fair values shown in the table below for foreign exchange risk are offset by translation gains or losses on the net assets and are recorded in the foreign exchange adjustment in Shareholders' Equity.


ASSET/(LIABILITY)                                    September 30, 2003
(millions of dollars)                                     (unaudited)                    December 31, 2002
---------------------------------------------    ------------------------------     -----------------------------
                                                  Carrying         Fair               Carrying         Fair
                                                   Amount          Value               Amount         Value
                                                 ------------------------------     -----------------------------
FOREIGN EXCHANGE VALUE
Cross-currency swaps
     U.S. dollars                                    51              51                 (8)            (8)
-----------------------------------------------------------------------------------------------------------------

At September 30, 2003, the notional principal amount of cross-currency swaps was US$250 million (December 31, 2002 - US$350 million).

THIRD QUARTER REPORT 2003
TRANSCANADA [25


RECONCILIATION OF FOREIGN EXCHANGE ADJUSTMENT                                   September 30, 2003   December 31,
(millions of dollars)                                                              (unaudited)           2002
---------------------------------------------------------------------------    --------------------  --------------
Balance at beginning of period                                                                  14              13
Translation (losses)/gains on foreign currency denominated net assets                         (115)              3
Foreign exchange gains/(losses) on derivatives, and other                                       72              (2)
                                                                               --------------------  --------------
Balance at end of period                                                                       (29)             14
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

6.       STOCK-BASED COMPENSATION

TransCanada's accounting policy is to expense stock options. This charge is reflected in the Transmission and Power segments. In the nine months ended September 30, 2003, TransCanada issued 1,503,200 options to purchase common shares at a weighted average price of $22.42 under the company's Key Employee Stock Incentive Plan. Amounts expensed for the three and nine months ended September 30, 2003 were approximately $1 million and approximately $2 million, respectively. The company used the Black-Scholes model for these calculations with the weighted average assumptions being 4 years of expected life, 4.1 per cent interest rate, 18 per cent volatility and 4.5 per cent dividend yield.

7.       DISCONTINUED OPERATIONS

In July 2001, the Board of Directors approved a plan to dispose of the company's Gas Marketing business. In December 1999, the Board of Directors approved a plan (December Plan) to dispose of the company's International, Canadian Midstream and certain other businesses. The company's disposals under both plans were substantially completed at December 31, 2001.

The company mitigated its exposures associated with the contingent liabilities related to the divested gas marketing operations by obtaining from a subsidiary of Mirant Corporation (Mirant) certain remaining contracts in June and July 2003, and simultaneously hedging the market price exposures of these contracts. The company remains contingently liable for certain residual obligations.

At September 30, 2003, TransCanada reviewed the provision for loss on discontinued operations and the deferred gain, taking into consideration the impacts of Mirant's filing for bankruptcy protection in July 2003 and the mitigation of the contingent liabilities referred to above. As a result of this review, $50 million of the original approximately $100 million after-tax deferred gain was recognized in income in third quarter 2003. In addition, TransCanada concluded that the remaining provision was adequate, and the deferral of the remaining approximately $50 million of deferred after-tax gains related to the Gas Marketing business was appropriate.

Net income from discontinued operations was $50 million, net of $29 million in taxes, for the three and nine months ended September 30, 2003 compared to nil for the same periods in 2002. The provision for loss on discontinued operations at September 30, 2003 was $168 million (December 31, 2002 - $234 million). The net assets of discontinued operations included in the consolidated balance sheet at September 30, 2003 were $94 million (December 31, 2002 - $90 million).

THIRD QUARTER REPORT 2003
TRANSCANADA [26


8.       INVESTMENT IN BRUCE POWER L.P.

On February 14, 2003, TransCanada acquired a 31.6 per cent interest in Bruce Power L.P. (Bruce Power) for approximately $409 million, including closing adjustments. As part of the acquisition, TransCanada also funded a one-third share ($75 million) of a $225 million accelerated deferred rent payment to Ontario Power Generation, which is recorded in Other Assets.

The purchase price of TransCanada's 31.6 per cent interest in Bruce Power has been allocated as follows.

PURCHASE PRICE ALLOCATION
(unaudited)
(millions of dollars)
----------------------------------------------------------------------------------------------
Net book value of assets acquired                                                         281
Valuation of Bruce Power sales agreements                                                (131)
Excess of fair value over book value of other net assets acquired                         259
                                                                                 -------------
                                                                                          409
                                                                                 -------------
                                                                                 -------------

The amount allocated to the investment in Bruce Power includes an excess purchase price of approximately $259 million over TransCanada's share of the book value of the underlying net assets, other than the Bruce Power sales agreements. This amount will be primarily assigned to the capital lease of the Bruce plant and will be amortized on a straight-line basis over the lease term which extends to 2018, resulting in an annual amortization expense of approximately $16 million. The value, being $131 million, allocated to the Bruce Power sales agreements will be amortized to income over the remaining term of the underlying sales contracts. The approximate amount of income relating to the amortization of the fair value allocated to these contracts is: 2003 - $38 million; 2004 -$37 million; 2005 - $25 million; 2006 - $29 million; and 2007 - $2 million. The investment in Bruce Power L.P. is recorded in Long-Term Investments.

9.       COMMITMENT

On June 18, 2003, an agreement was reached among the Mackenzie Delta gas producers, the Aboriginal PipeLine Group (APG) and TransCanada which governs TransCanada's role in the Mackenzie Gas Pipeline Project. The Mackenzie Gas Pipeline Project would result in a natural gas pipeline being constructed from Inuvik, Northwest Territories to the northern border of Alberta, where it would then connect with the Alberta System. Under the agreement, TransCanada has agreed to finance the APG for its one-third share of project definition phase costs; this share is estimated to be $80 million over three years. If the pipeline is approved and becomes operational, this loan will be repaid from APG's share of pipeline revenues.

THIRD QUARTER REPORT 2003
TRANSCANADA [27

                            SUPPLEMENTARY INFORMATION

As at September 30, 2003, TransCanada had 482,353,304 issued and outstanding common shares. In addition, there were 11,202,041 outstanding options to purchase common shares, of which 8,417,860 were exercisable as at September 30, 2003.

-------------------------------------------------------------------------------
  TransCanada welcomes questions from shareholders and potential investors. Please telephone:

  Investor Relations, at 1-800-361-6522 (Canada and U.S. Mainland) or direct dial David Moneta/Debbie Stein at (403) 920-7911. The investor fax line is
  (403) 920-2457. Media Relations: Glenn Herchak/Hejdi Feick at (403) 920-7877.

  Visit TransCanada's Internet site at: HTTP://WWW.TRANSCANADA.COM
-------------------------------------------------------------------------------